Exhibit 99.1

   KEWAUNEE SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

    STATESVILLE, N.C., Feb. 28 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter ended January 31, 2007.

    Net earnings for the quarter were $321,000, or $0.13 per diluted share, as compared to a net loss of $555,000, or $0.22 per diluted share, in the same period last year. Earnings for the quarter benefited from significantly improved manufacturing efficiencies, cost improvement initiatives, and lower operating expenses.

    Sales for the quarter were $18,041,000, an increase of 2% over sales of $17,724,000 in the same period last year. Modestly lower domestic sales were offset by increased sales to international customers. Incoming orders were strong during the quarter. The order backlog increased to $48.6 million at January 31, 2007, up from $34.3 million at October 31, 2006 and $36.4 million at April 30, 2006.

    "This quarter was an outstanding quarter for incoming orders," said William
A. Shumaker, President and Chief Executive Officer. "Our order backlog increased by $14.3 million during the quarter and included several prestigious laboratory furniture projects. This improved backlog will contribute nicely to our sales and earnings going forward.

    "I continue to be pleased with the improved performance of our manufacturing operations, as we are achieving much-improved manufacturing efficiencies and lower manufacturing costs," Mr. Shumaker continued. "These improvements, combined with lower operating expenses, the continued strengthening of our international business, and the growth in our domestic order backlog, have the Company on a solid track for continued success and profitability."

    The Company's financial condition remains strong. Cash on hand at the end of the quarter was $1.9 million, up from $1.3 million at April 30, 2006. Working capital was $11.3 million, up from $11.0 million at April 30, 2006. Total bank debt and capital lease obligations at January 31, 2007 were $7.0 million, down from $9.1 million at April 30, 2006, resulting in a debt to equity ratio of ..27-to-1 at the end of the quarter.

    Net earnings for the nine months ended January 31, 2007 were $1,023,000, or $0.41 per diluted share. Net earnings for the comparable period of the prior year, which benefited from an after-tax gain of $540,000 related to the sale of the Company's property in Texas, were $447,000, or $0.18 per diluted share. Excluding this gain on the sale of property, the net loss in the prior year period was $93,000, or $0.04 per diluted share. Sales for the nine months ended January 31, 2007 were $58,720,000, a decrease of 3% from sales of $60,351,000 in the same period last year. Lower domestic sales were partially offset by increased sales to international customers.

    The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on March 9, 2007, payable on March 23, 2007.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

     Contact:    D. Michael Parker
                 704/871-3290

                      Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                                             3 Months Ended                  9 Months Ended
                                               January 31                      January 31
                                      ----------------------------    ----------------------------
                                          2007            2006            2007            2006
                                      ------------    ------------    ------------    ------------
Net sales                             $     18,041    $     17,724    $     58,720    $     60,351
Cost of products sold                       14,417          15,278          47,888          51,034
Gross profit                                 3,624           2,446          10,832           9,317
Other operating income                          --              --              --             884*
Operating expenses                           2,829           3,079           8,365           8,952
Operating earnings (loss)                      795            (633)          2,467           1,249
Other income (expense)                         (11)              3              33              (1)
Interest expense                              (142)           (112)           (524)           (317)
Earnings (loss) before income taxes            642            (742)          1,976             931
Income tax expense (benefit)                   207            (268)            613             326
Earnings (loss) before minority
 interests                                     435            (474)          1,363             605
Minority interests                             114              81             340             158
Net earnings (loss)                   $        321    $       (555)   $      1,023    $        447*

Net earnings (loss) per share
    Basic                             $       0.13    $      (0.22)   $       0.41    $       0.18
    Diluted                           $       0.13    $      (0.22)   $       0.41    $       0.18
Weighted average number of common
 shares outstanding (in thousands)
    Basic                                    2,492           2,492           2,492           2,492
    Diluted                                  2,493           2,494           2,493           2,493

* Includes a non-recurring pretax gain of $884,000 and an after-tax gain of $540,000, or $.22 per diluted share, on the sale of property.

                      Condensed Consolidated Balance Sheets
                                (in thousands)

                                             January 31    April 30
                                                2007         2006
                                            -----------   ----------
Assets                                      (unaudited)
Cash and cash equivalents                   $     1,466   $      929
Restricted cash                                     413          399
Receivables, less allowances                     18,474       23,199
Inventories                                       5,997        5,860
Prepaid expenses and other current assets         1,029        1,011
  Total current assets                           27,379       31,398
Net property, plant and equipment                11,451       11,163
Other assets                                      8,278        7,911
Total Assets                                $    47,108   $   50,472

Liabilities and Stockholders' Equity
Short-term borrowings                       $     6,047   $    8,216
Current obligations under capital leases            352          260
Accounts payable                                  6,032        9,074
Other current liabilities                         3,605        2,823
  Total current liabilities                      16,036       20,373
Other non-current liabilities                     4,992        4,553
Total stockholders' equity                       26,080       25,546
Total Liabilities and Stockholders' Equity  $    47,108   $   50,472

SOURCE  Kewaunee Scientific Corporation
    -0-                             02/28/2007
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com/
    (KEQU)